Exhibit 99.1

General Moly Receives Instruction to File Answer to Eureka County’s Writ Petition

LAKEWOOD, COLORADO, August 21, 2018 — General Moly, Inc. (the “Company” or “General Moly”) (NYSE American and TSX: GMO), the only western-exchange listed, pure-play molybdenum mineral development company, reports that last week, the Nevada Supreme Court issued an Order directing the Company’s subsidiary Kobeh Valley Ranch (“KVR”) and the Nevada State Engineer to file an Answer to Eureka County’s Writ Petition related to KVR’s water applications for the Mt. Hope molybdenum project.  The Court stated an Answer could be helpful in its review of the Writ Petition.

KVR’s and the Nevada State Engineer’s Answers are due August 22 and Eureka County’s reply, if it chooses to file a reply, is due August 29. The Writ asks the Nevada Supreme Court to review the Nevada State Engineer’s denial of Eureka County’s Motion to Dismiss the water applications.

The hearing on KVR’s water applications will begin on September 11, 2018 as previously scheduled by the Nevada State Engineer. The Company anticipates a decision from the Nevada State Engineer in early 2019.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American (NYSE AMER), recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com